Exhibit 99.1

FOR:	Cognizant Technology Solutions Corporation
500 Glenpointe Centre West
Teaneck, NJ 07666
CONTACT:	Gordon Coburn
Chief Financial Officer
201-678-2712
For Immediate Release (7:00 AM ET on 10.26.04)
Investors: Kirin Smith/Ian Bailey
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
shoffman@fd-us.com

COGNIZANT TECHNOLOGY SOLUTIONS REPORTS RECORD THIRD QUARTER
RESULTS; RAISES FULL-YEAR GUIDANCE
Revenue Increases 58%; Net Income Up 63%

Teaneck, NJ – October 26, 2004 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the third quarter ended September 30, 2004.

Highlights for the third quarter include:

•	Quarterly revenue increased to $155.4 million, up 12% sequentially and 58% from the year ago quarter

•	Operating margin of 19.9% compared to 19.6% in the year-ago period

•	Diluted quarterly EPS of $0.18

Revenue for the third quarter increased to $155.4 million, up 12% from $138.7 million in the second quarter of 2004, and up 58% from $98.1 million in the third quarter of 2003. Net income for the third quarter increased to $26.1 million, or $0.18 per diluted share compared to $16.0 million or $0.12 per diluted share (on a split-adjusted basis) in the third quarter of 2003. Operating margin for the quarter increased to 19.9%, compared to 19.6% in the third quarter of 2003. In a separate release issued today, Cognizant also announced a further expansion of its planned India construction program to meet the continuing strong demand for its offshore services from new and existing clients.

“Our strong third-quarter financial results were marked by balanced growth across our key verticals, continued strength in our applications management business, and sustained growth in discretionary development spending,” said Lakshmi Narayanan, President and CEO of Cognizant. “During the quarter we also saw growing demand from existing customers for our infrastructure services capabilities, where Cognizant remotely manages its clients’ mission critical IT infrastructure. Our business-driven services, highly skilled employees, strong execution and solid customer satisfaction reinforce our position among the top providers of offshore IT outsourcing services. Additionally, our ongoing focus on strengthening and deepening our relationships with existing clients while maintaining our strong win rate has further enhanced our competitive position and provides a solid foundation for our continuing success in the future.”

2004 Outlook
 Based on current visibility, the Company is now providing the following updated guidance:

•	Fourth quarter 2004 revenue now anticipated to be at least $167 million

•	Fourth quarter 2004 expected diluted EPS of $0.19

•	Fiscal 2004 revenue now anticipated to be at least $581 million

•	Fiscal 2004 expected diluted EPS of $0.68

•	Total headcount by end of Fiscal 2004 expected to reach 15,000

“In addition to our strong revenue and margin performance during the quarter, we are particularly pleased with our cash flow metrics, including the generation of over $41 million of cash from operations,” said Gordon Coburn, Chief Financial Officer of Cognizant. “Our pipeline of new business remains strong as the interest level and demand from prospective customers continues to increase in both North America and Europe. Additionally, we continue to have significant visibility due to the high level of recurring revenue from our long-term customer relationships. As a result of our ongoing investment in infrastructure and the recruitment and training of our highly skilled staff, we believe that Cognizant is well positioned for strong performance for the remainder of this year and going into 2005.”

Conference Call
 Cognizant will host a conference call on October 26th, at 9:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestic and (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “1330076” from two hours after the end of the call until 11:59 p.m. (ET) on November 2, 2004.

About Cognizant Technology Solutions
 Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management and change management through its onsite/offshore outsourcing model.

Cognizant’s more than 14,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India, and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor, was recently named Forbes’ Best Small Company in America for the second consecutive year, and ranked as the top information technology company in BusinessWeek’s Hot Growth Companies. Further information about Cognizant can be found at http://www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$155,429	$98,111	$413,892	$257,498
Revenues -related party	—	—	—	2,575

Total revenues	155,429	98,111	413,892	260,073
Cost of revenues	84,585	52,968	225,153	141,126

Gross profit	70,844	45,143	188,739	118,947
Selling, general and administrative expenses	35,889	22,861	94,614	59,624
Depreciation and amortization expense	4,083	3,008	11,776	8,397

Income from operations	30,872	19,274	82,349	50,926

Other income (expense):
Interest income	1,267	617	2,922	1,358
Other income (expense), net	(252)	(21)	(31)	(120)
Split-off costs (non tax deductible)	—	—	—	(2,010)

Total other income (expense)	1,015	596	2,891	(772)

Income before provision for income taxes	31,887	19,870	85,240	50,154
Provision for income taxes	(5,835)	(3,910)	(15,599)	(10,514)

Net income	$26,052	$15,960	$69,641	$39,640

Basic earnings per share	$0.20	$0.13	$0.53	$0.32

Diluted earnings per share	$0.18	$0.12	$0.49	$0.30

Weighted average number of common shares outstanding	131,747	125,803	130,248	124,063

Weighted average number of common and dilutive shares outstanding	142,721	138,164	141,845	134,212

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)
(In thousands)

	September 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$250,370	$194,221
Investments in short-term bank deposits	20,021	-
Trade accounts receivable, net of allowances of $1,261 and $989, respectively	86,781	52,253
Unbilled accounts receivable	16,952	9,543
Current tax asset	23,609	14,066
Other current assets	14,271	8,414

Total Current Assets	412,004	278,497
Property and equipment — net	70,075	58,438
Goodwill	5,603	4,477
Other Intangible assets — net	14,627	16,436
Other assets	4,533	2,741

Total Assets	$506,842	$360,589

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$11,739	$9,423
Accrued and other current liabilities	84,545	53,213

Total Current Liabilities	96,284	62,636
Deferred income taxes	16,449	23,883

Total Liabilities	112,733	86,519

Stockholders’ Equity	394,109	274,070

Total Liabilities and Stockholders’ Equity	$506,842	$360,589

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